UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2022

ACASTI PHARMA INC.

(Exact name of Registrant as Specified in Its Charter)

Quebec	001-35776	98-1359336
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3009, boul. de la Concorde East Suite 102
Laval, Quebec		H7E 2B5
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 450 686-4555

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value per share	ACST	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2022, the Board of Directors (the “Board”) of Acasti Pharma Inc. (the “Company”) appointed Michael L. Derby to the Board as a director, effective as of March 24, 2022, with a term expiring at the 2022 annual meeting of stockholders or until his successor is elected and qualified, or, if earlier, until his death, disability, resignation, disqualification, or removal from the Board. Mr. Derby was appointed to the Board pursuant to the Company’s undertaking in connection with its acquisition of Grace Therapeutics Inc. (“Grace”) on August 27, 2021 to appoint to the Board an individual to be designated by Grace stockholders holding a majority of the Acasti common shares now held by former Grace stockholders. Based upon information requested from and provided by Mr. Derby concerning his background, employment and affiliations, including family relationships, the Board determined that Mr. Derby does not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that Mr. Derby is “independent” as that term is defined under the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing requirements of the Nasdaq Stock Market. There are no transactions in which Mr. Derby has an interest requiring disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Derby and any director or executive officer of the Company.

Mr. Derby will receive the standard non-employee director compensation for his service as a director of $30,000 on an annual basis and will be eligible to receive equity-based awards under the Company’s stock option and equity incentive plans.

For a full description of the compensation program for the Company’s non-employee directors, please see the Company’s Annual Report on Form 10-K filed with the SEC on June 22, 2021.

Mr. Derby brings more than two decades of experience and a proven track record within the biopharmaceutical industry with particular expertise in strategic drug repurposing. Having founded or co-founded seven biopharmaceutical companies, he most recently launched TardiMed Sciences LLC, a company creation and investment firm in the life sciences space. TardiMed formed, capitalized and has advanced three biopharmaceutical companies -- Timber Pharmaceuticals, Inc. (NYSE:TMBR), PaxMedica, Inc. and Anker Pharmaceuticals LLC -- through Phase 2 clinical trials. Mr. Derby served as Executive Chairman of the Board of Directors for all three. Prior to TardiMed, Mr. Derby co-founded Castle Creek Pharmaceuticals, which he built into a multi-product, late clinical stage company focused on treating rare and debilitating dermatologic conditions. He also founded Norphan Pharmaceuticals, a biopharmaceutical company focused on the development of drugs for orphan neurologic disease, which he led through its early stages prior to selling to Marathon Pharmaceuticals. Prior to his time as founder and manager of life sciences companies, Mr. Derby was with an early-stage private equity and investment advisory firm, Centerstone Partners, and was a venture capitalist with EGS Healthcare Capital Partners. Mr. Derby holds an M.B.A., with distinction, from New York University’s Stern School of Business, an M.S. in Neuroscience from the University of Rochester, and a B.S., with honors, from Johns Hopkins University, where he was a Beneficial Hodson merit scholar and member of the Tau Beta Pi engineering honor society.

Item 7.01 Regulation FD Disclosure.

On March 25, 2022, the Company issued a press release announcing the appointment of Mr. Derby to the Board as a director. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated into this Item 7.01 by reference.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description
99.1	Press Release dated March 25, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Acasti Pharma Inc.

Date:	March 25, 2022	By:	/s/ Jan D'Alvise
Jan D'Alvise, Chief Executive Officer